Exhibit (a)(1)(A)

Offer to Purchase for Cash
Up to 2,500,000 Shares of its Common Stock
(Including the Associated Preferred Stock Purchase Rights)
At a Purchase Price Not Greater Than $60.00
Nor Less Than $56.50 Per Share
by
The Toro Company

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY,
APRIL 14, 2004, UNLESS TORO EXTENDS THE TENDER OFFER.

The Toro Company, a Delaware corporation (“Toro”), is offering to purchase for cash up to 2,500,000 shares of its common stock, including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of May 20, 1998, between Toro and Wells Fargo Bank, N.A. as Rights Agent, upon the terms and subject to the conditions set forth in this document and the letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). Unless the context otherwise requires, all references to shares shall refer to common stock of Toro and shall include the associated preferred stock purchase rights; and, unless the associated preferred stock purchase rights are redeemed prior to the expiration of the tender offer, a tender of shares will constitute a tender of the associated preferred stock purchase rights. On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $60.00 nor less than $56.50 per share, net to you in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering stockholders. We will select the lowest purchase price that will allow us to purchase 2,500,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at prices not greater than $60.00 nor less than $56.50 per share. Toro will purchase at the purchase price all shares properly tendered at prices at or below the purchase price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the odd lot, conditional tender and proration provisions. We reserve the right, in our sole discretion, to purchase more than 2,500,000 shares in the tender offer, subject to applicable law. Toro will not purchase shares tendered at prices greater than the purchase price and shares that we do not accept for purchase because of proration provisions or conditional tenders. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

IMPORTANT

If you wish to tender all or any part of your shares, you should either (1) (a) complete and sign a letter of transmittal according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including the share certificates, to Wells Fargo Bank, N.A., the depositary for the tender offer, or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (1) your share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) you cannot deliver the other required documents to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

Holders or beneficial owners of shares under The Toro Company Investment, Savings and Employee Stock Ownership Plan, The Toro Company Profit-Sharing Plan for Plymouth Union Employees and The Hahn Equipment Co. Savings Plan for Union Employees (if such shares are not, at the time of tender, subject to any restrictions on transferability) who wish to tender any of such shares in the tender offer must follow the separate instructions and procedures described in Section 3.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.

The shares are listed and traded on the New York Stock Exchange under the trading symbol “TTC.” We publicly announced the tender offer on March 12, 2004, after the close of trading on the NYSE on that date. On March 12, 2004, the reported closing price of the shares on the NYSE was $56.31 per share. We urge stockholders to obtain current market quotations for the shares. See Section 8.

You may direct questions and requests for assistance to Morrow & Co., Inc., the information agent for the tender offer, or to Banc of America Securities LLC, the dealer manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. You may direct requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery to the information agent.

The Dealer Manager for the Tender Offer is:

Banc of America Securities LLC
March 17, 2004

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the letter of transmittal. If given or made, you must not rely upon any such information or representation as having been authorized by us or the dealer manager.

     We are not making the tender offer to (nor will we accept any tender of shares from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the tender offer to be made by a licensed broker or dealer, the tender offer is being made on our behalf by the dealer manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

Page

Summary Term Sheet	1
Introduction	6
The Tender Offer	7
1. Number of Shares; Proration	7
2. Purpose of the Tender Offer	10
3. Procedures for Tendering Shares	11
4. Withdrawal Rights	15
5. Purchase of Shares and Payment of Purchase Price	16
6. Conditional Tender of Shares	17
7. Conditions of the Tender Offer	18
8. Price Range of Shares; Dividends; Rights Agreement	20
9. Source and Amount of Funds	22
10. Certain Information Concerning Toro	23
11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares	24
12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act	30
13. Legal Matters; Regulatory Approvals	30
14. U.S. Federal Income Tax Consequences	30
15. Extension of the Tender Offer; Termination; Amendment	32
16. Fees and Expenses	33
17. Miscellaneous	34
OFFER TO PURCHASE
LETTER OF TRANSMITTAL
NOTICE OF GUARANTEED DELIVERY
LETTER TO BROKERS, DEALERS
LETTER TO CLIENTS
LETTER TO PARTICIPANTS
ELECTION FORM
SUMMARY ADVERTISEMENT
LETTER TO STOCKHOLDERS
QUESTIONS AND ANSWERS
PRESS RELEASE
AMENDMENT #3 TO MULTI-YEAR CREDIT AGREEMENT
SR. REVOLVING CREDIT FACILITY TERM/COMMITMENT LTR
SAVINGS & EMPLOYEE STOCK OWNERSHIP PLAN
AMENDMENT #1 TO STOCK OWNERSHIP PLAN
AMENDMENT #2 TO STOCK OWNERSHIP PLAN
AMENDMENT #3 TO STOCK OWNERSHIP PLAN
AMENDMENT #4 TO STOCK OWNERSHIP PLAN
AUSTRALIA PTY. LIMITED EMPLOYEE STOCK PLAN
SAVINGS PLAN FOR UNION EMPLOYEES
AMENDMENT #1 TO SAVINGS PLAN FOR UNION EMPLOYEES
AMENDMENT #2 TO SAVINGS PLAN FOR UNION EMPLOYEES
AMENDMENT #3 TO SAVINGS PLAN FOR UNION EMPLOYEES
PROFIT-SHARING PLAN FOR PLYMOUTH UNION EMPLOYEES
AMENDMENT #1 TO PROFIT-SHARING PLAN
AMENDMENT #2 TO PROFIT-SHARING PLAN
AMENDMENT #3 TO PROFIT-SHARING PLAN
AMENDMENT #4 TO PROFIT-SHARING PLAN
AMENDMENT #5 TO PROFIT-SHARING PLAN

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FORWARD-LOOKING STATEMENTS

      This offer to purchase (including any documents incorporated by reference) contains or incorporates by reference not only historical information, but also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In addition, we or others on our behalf may make forward-looking statements from time to time in oral presentations, including telephone conferences and/or web casts open to the public, in press releases or reports, on our Internet web site or otherwise. Statements that are not historical are forward-looking and reflect expectations and assumptions. We try to identify forward-looking statements in this offer to purchase and elsewhere by using words such as “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend,” and similar expressions. Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity requirements, our business strategies and goals, and the effect of laws, rules and regulations and outstanding litigation on our business.

      Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. The following are some of the factors known to us that could cause our actual results to differ materially from what we have anticipated in our forward-looking statements:

•	Changes in global and domestic economies, including but not limited to slow growth rate, slow down in home sales, rise in interest rates, inflation, unemployment, and weaker consumer confidence, which could have a negative impact on our financial results.

•	Continued threat of terrorist acts and war, which may result in heightened security and higher costs for import and export shipments of components or finished goods, and contraction of the U.S. and worldwide economies.

•	Our ability to achieve the goals of the “6 + 8” initiative, which is intended to increase our after-tax return on sales to 6 percent or better and grow revenues at an average rate of 8 percent or better by the end of fiscal 2006.

•	Increased competition, including competitive pricing pressures, new product introductions, and financing programs offered by both domestic and foreign companies.

•	Weather conditions that reduce demand for our products.

•	Fluctuations in the cost and availability of raw materials, such as steel, aluminum, oil and natural gas, and the ability to maintain favorable supplier arrangements and relationships.

•	Our ability to acquire, develop, and integrate new businesses and manage alliances successfully, both of which are important to our revenue growth.

•	Our ability to achieve projected sales and earnings growth for fiscal 2004.

•	Market acceptance of new products as well as sales generated from these new products relative to expectations, based on existing and anticipated investments in manufacturing capacity and commitments to fund advertising, marketing, promotional programs, and research and development.

•	Elimination or reduction of shelf space for our products at retailers.

•	Unforeseen inventory adjustments or changes in purchasing patterns by our customers, which could reduce sales and necessitate lowering manufacturing volumes, or increase inventory above acceptable levels.

•	Changes in our relationship with and terms from third party financing sources utilized by our customers.

ii

•	Unforeseen product quality problems in the development and production of new and existing products, which could result in loss of market share, reduced sales, and higher warranty expense.

•	Degree of success in restructuring and plant consolidation, including our ability to cost-effectively expand existing manufacturing facilities, move production between manufacturing facilities, and close manufacturing facilities.

•	The degree of recovery in the golf course market.

•	Changing buying patterns, including but not limited to, a trend away from purchases at dealer outlets to price and value sensitive purchases at hardware retailers, home centers, and mass retailers.

•	Increased dependence on The Home Depot, Inc. as a customer for the residential segment.

•	Reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets.

•	Governmental restrictions placed on water usage as well as water availability.

•	Financial viability of some distributors and dealers, changes in distributor ownership, our success in partnering with new dealers, and our customers’ ability to pay amounts owed to us.

•	Changes in laws and regulations, including changes in accounting standards; taxation changes, including tax rate changes, new tax laws, revised tax law interpretations, or the repeal of the foreign export benefit; and environmental laws.

•	The effects of litigation, including threatened or pending litigation, on matters relating to patent infringement, employment, and commercial disputes.

•	Adverse changes in currency exchange rates or raw material commodity prices, and the costs we incur in providing price support to international customers and suppliers.

      We wish to caution you not to place undue reliance on any forward-looking statement which speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described above, as well as others that we may consider immaterial or do not anticipate at this time. The foregoing risks and uncertainties are not exclusive and further information concerning Toro and our businesses, including factors that potentially could materially affect our financial results or condition, may emerge from time to time. We assume no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our annual report on Form 10-K, our future quarterly reports on Form 10-Q and current reports on Form 8-K that we file with or furnish to the Securities and Exchange Commission.

iii

SUMMARY TERM SHEET

      We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?	Toro is offering to purchase your shares and the associated preferred stock purchase rights.

What will the purchase price for the shares be?	We will determine the purchase price that we will pay per share as promptly as practicable after the tender offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 2,500,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. The purchase price will not be greater than $60.00 nor less than $56.50 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the tender offer, even if some of the shares are tendered at a price below the purchase price. See Section 1.

How many shares will Toro purchase?	We will purchase 2,500,000 shares properly tendered in the tender offer, or such fewer number of shares as are properly tendered, and not properly withdrawn prior to the expiration date. The 2,500,000 shares represent approximately 10.3% of our outstanding common stock as of March 10, 2004. Each share is coupled with an associated preferred stock purchase right that we will acquire with the shares we purchase. No additional consideration will be paid for the associated preferred stock purchase rights. Toro expressly reserves the right to purchase an additional number of shares not to exceed 2% of the outstanding shares, and could decide to purchase more shares, subject to applicable legal requirements. See Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

What will happen if more than 2,500,000 shares are tendered at or below the purchase price?	If more than 2,500,000 shares are tendered at or below the purchase price, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which we will purchase on a priority basis as described in the immediately following paragraph and except for shares that were conditionally tendered and for which the condition was not satisfied.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?	If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price before the tender offer expires and you complete the section entitled “Odd Lots” in the letter of transmittal, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

How will Toro pay for the shares?	We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, through available borrowings under two separate unsecured bank facilities and one facility secured by certain of Toro’s domestic accounts receivable. The tender offer is not subject to the receipt of financing by us. See Section 9.

How long do I have to tender my shares?	You may tender your shares until the tender offer expires. The tender offer will expire on Wednesday, April 14, 2004, at 5:00 p.m., New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer or indicate the length of any extension that we may provide. See Section 15. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

Can the tender offer be extended, amended or terminated, and under what circumstances?	We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 15.

How will I be notified if Toro extends the tender offer or amends the terms of the tender offer?	We will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the tender offer?	Toro believes that the tender offer is a prudent use of its financial resources given its business profile, assets and the current market price of the shares, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to its stockholders. The tender offer represents the opportunity for Toro to return cash to stockholders who elect to tender their shares, while at the same time increasing non-tendering stockholders’ proportionate interest in Toro. Toro believes the tender offer, if completed, will be accretive to earnings per share. See Section 2 and Section 10.

Are there any conditions to the tender offer?	Yes. The tender offer is subject to conditions, such as the absence of court and governmental action prohibiting the tender offer and of changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us. See Section 7.

Following the tender offer, will Toro continue as a public company?	Yes. The completion of the tender offer in accordance with its terms and conditions will not cause Toro to be delisted from the New York Stock Exchange or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 12.

How do I tender my shares?	The tender offer will expire at 5:00 p.m., New York City time, on Wednesday, April 14, 2004, unless Toro extends the tender offer. To tender your shares prior to the expiration of the tender offer:

• you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

• the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

• you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

• you must comply with the guaranteed delivery procedure.

You should contact the information agent or the dealer manager for assistance. See Section 3 and the instructions to the letter of transmittal. Please note that Toro will not purchase your shares in the tender offer unless the depositary receives the required documents prior to the expiration of the tender offer. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

Once I have tendered shares in the tender offer, can I withdraw my tender?	You may withdraw any shares you have tendered at any time before the expiration of the tender offer which will occur at 5:00 p.m., New York City time, on Wednesday, April 14, 2004, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 Midnight, New York City time, on Tuesday, May 11, 2004. See Section 4.

How do I withdraw shares I previously tendered?	You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. Individuals who own shares through The Toro Company Investment, Savings and Employee Stock Ownership Plan, The Toro Company Profit-Sharing Plan for Plymouth Union Employees or The Hahn Equipment Co. Savings Plan for Union Employees who wish to withdraw their shares must follow the instructions found in the materials sent to them separately. See Section 4.

Can I participate in the tender offer if I hold shares through The Toro Company Investment, Savings and Employee Stock Ownership Plan, The Toro Company Profit-Sharing Plan for Plymouth Union Employees or The Hahn Equipment Co. Savings Plan for Union Employees?	Yes. Participants in The Toro Company Investment, Savings and Employee Stock Ownership Plan, The Toro Company Profit-Sharing Plan for Plymouth Union Employees and The Hahn Equipment Co. Savings Plan for Union Employees will receive instruction forms which they may use to direct the trustee for the plans to tender eligible shares held through their accounts. See Section 3.

Can I participate in the tender offer if I hold shares through Toro’s Dividend Reinvestment Plan?	Yes. Participants in Toro’s Dividend Reinvestment Plan may tender their shares by following the same procedures described above under the question “How do I tender my shares?” See Section 3.

How do holders of vested stock options for shares participate in the tender offer?	If you hold vested but unexercised options, you may exercise such options for cash in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with this tender offer.

Has Toro or its Board of Directors adopted a position on the tender offer?	Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you should tender your shares. In so doing, you should read carefully the information in this offer to purchase and in the letter of transmittal, including our reasons for making the tender offer. Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?	Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the consummation of the tender offer.

What is the recent market price for the shares?	We publicly announced the tender offer on March 12, 2004, after the close of trading on the New York Stock Exchange on that date. On March 12, 2004, the reported closing price of the shares on the NYSE was $56.31 per share. On March 16, 2004, the last trading day prior to the printing of this offer to purchase, the reported closing price of the shares on the NYSE was $58.85. We urge you to obtain current market quotations for the shares. See Section 8.

When will Toro pay for the shares I tender?	We will pay the purchase price, net to you in cash, without interest, for the shares we purchase as promptly as practicable after the expiration of the tender offer and the acceptance of the shares for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?	If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?	Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange or (2) a distribution from us in respect of our stock. See Section 14.

Will I have to pay any stock transfer tax if I tender my shares?	If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom can I talk to if I have questions?	The information agent and the dealer manager can help answer your questions. The information agent is Morrow & Co., Inc., and the dealer manager is Banc of America Securities LLC. Their contact information is set forth on the back cover page of this document.

INTRODUCTION

To the Holders of our Common Stock:

      We invite our stockholders to tender shares of our common stock, $1.00 par value per share, together with the associated preferred stock purchase rights, for purchase by us. Upon the terms and subject to the conditions set forth in this offer to purchase and in the letter of transmittal, we are offering to purchase up to 2,500,000 shares at a price not greater than $60.00 nor less than $56.50 per share, net to the seller in cash, without interest. We will not pay any additional consideration for the preferred stock purchase rights.

      The tender offer will expire at 5:00 p.m., New York City time, on Wednesday, April 14, 2004, unless extended (such date and time, as the same may be extended, the “expiration date”). We may, in our sole discretion, extend the period of time in which the tender offer will remain open.

      We will select the lowest purchase price that will allow us to buy 2,500,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn. We will acquire all shares that we purchase in the tender offer at the same purchase price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return tendered shares that we do not purchase to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See Section 1.

      We reserve the right to purchase more than 2,500,000 shares pursuant to the tender offer, subject to certain limitations and legal requirements. See Section 1.

      Stockholders must complete the section of the letter of transmittal relating to the price at which they are tendering shares in order to properly tender shares.

      We will pay the purchase price, net to the tendering stockholders in cash, without interest, for all shares that we purchase. Tendering stockholders whose shares are registered in their own names and who tender directly to Wells Fargo Bank, N.A., the depositary in the tender offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 9 to the letter of transmittal, stock transfer taxes on the purchase of shares by us under the tender offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

      The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7.

      OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.

      If, at the expiration date, more than 2,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

•	first, from all holders of “odd lots” (holders of less than 100 shares) who properly tender all their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

•	second, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by us, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•	third, only if necessary to permit us to purchase 2,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares at or below the purchase price subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

      We may not purchase all of the shares tendered pursuant to the tender offer even if the shares are tendered at or below the purchase price. See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

      Section 14 of this offer to purchase describes various United States federal income tax consequences of a sale of shares under the tender offer.

      Participants in The Toro Company Investment, Savings and Employee Stock Ownership Plan, The Toro Company Profit-Sharing Plan for Plymouth Union Employees and The Hahn Equipment Co. Savings Plan for Union Employees may not use the letter of transmittal to direct the tender of their shares held in the applicable plan but instead must follow the separate instructions related to those shares. If the trustee for the plans has not received a participant’s instructions at least three days prior to the expiration date of the tender offer, the trustee may not tender any shares held on behalf of that participant.

      Stockholders who are participants in Toro’s Dividend Reinvestment Plan may tender some or all of the shares attributed to such stockholder’s account under the Dividend Reinvestment Plan by following the general instructions for tendering shares described in Section 3 of this offer to purchase.

      Holders of vested but unexercised options to purchase shares may exercise such options for cash and tender some or all of the shares issued upon such exercise.

      As of March 10, 2004, we had issued and outstanding 24,207,860 shares. The 2,500,000 shares that we are offering to purchase represent approximately 10.3% of the shares then outstanding. The shares are listed and traded on the NYSE under the symbol “TTC.” See Section 8. We urge stockholders to obtain current market quotations for the shares.

THE TENDER OFFER

1.	Number of Shares; Proration.

      General. Upon the terms and subject to the conditions of the tender offer, Toro will purchase 2,500,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at prices not greater than $60.00 nor less than $56.50 per share, net to the seller in cash, without interest.

      The term “expiration date” means 5:00 p.m., New York City time, on Wednesday, April 14, 2004, unless and until Toro, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by Toro, shall expire. See Section 15 for a description of Toro’s right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, Toro may, and Toro expressly reserves the right to, purchase under the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See Section 15. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration, except for odd lots. The proration period and, except as described herein, withdrawal rights, expire on the expiration date.

      If we

•	increase the price to be paid for shares above $60.00 per share or decrease the price to be paid for shares below $56.50 per share,

•	increase the number of shares being sought in the tender offer and this increase in the number of shares sought exceeds 2% of the outstanding shares, or

•	decrease the number of shares being sought, and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that we first publish, send or give notice, in the manner specified in Section 15, of any increase or decrease, we will extend the tender offer until the expiration of ten business days from the date that we first publish notice of any increase or decrease. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

      The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

      In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $60.00 nor less than $56.50 per share, at which they are willing to sell their shares to Toro under the tender offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price that Toro ultimately pays for shares properly tendered and not properly withdrawn in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $56.50 or as high as $60.00. If tendering stockholders wish to maximize the chance that Toro will purchase their shares, they should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could result in the tendered shares being purchased at the minimum price of $56.50 per share.

      To tender shares properly, stockholders must specify one and only one price box in the appropriate section in each letter of transmittal. If you specify more than one price or if you fail to check any price at all you will not have validly tendered your shares. See Section 3.

      As promptly as practicable following the expiration date, Toro will, in its sole discretion, determine the purchase price that it will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. Toro will select the lowest purchase price, not greater than $60.00 nor less than $56.50 per share, net to the seller in cash, without interest, that will enable it to purchase 2,500,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in the tender offer. Toro will purchase all shares properly tendered at or below the purchase price (and not properly withdrawn), all at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot, proration and conditional tender provisions.

      Toro will not purchase shares tendered at prices greater than the purchase price and shares that it does not accept in the tender offer because of proration provisions or conditional tenders. Toro will return to the tendering stockholders shares that it does not purchase in the tender offer at Toro’s expense as promptly as practicable after the expiration date. By following the instructions to the letter of transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but stockholders must submit a separate letter of transmittal for shares tendered at each price. Stockholders also can specify the order in which Toro will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, Toro purchases some but not all of the tendered shares pursuant to the tender offer.

      If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is fewer than or equal to 2,500,000 shares, or such greater number of shares as Toro may elect to purchase, subject to applicable law, Toro will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

      Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if greater than 2,500,000 shares, or such greater number of shares as Toro may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, Toro will purchase properly tendered shares on the basis set forth below:

•	First, we will purchase all shares tendered by all holders of “odd lots” who:

•	tender all shares owned beneficially or of record at a price at or below the purchase price selected by us (partial tenders will not qualify for this preference); and

•	complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price selected by us on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, only if necessary to permit us to purchase 2,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Toro may not purchase all of the shares that a stockholder tenders in the tender offer even if they are tendered at prices at or below the purchase price. It is also possible that Toro will not purchase any of the shares conditionally tendered even though those shares were tendered at prices at or below the purchase price.

      Odd Lots. For purposes of the tender offer, the term “odd lots” shall mean all shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person, referred to as an “odd lot” holder, who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, Toro will accept odd lots for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder’s shares on the NYSE. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

      Proration. If proration of tendered shares is required, Toro will determine the proration factor as soon as practicable following the expiration date. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6 of this offer to purchase, proration for each stockholder that tenders shares will be based on the ratio of the total number of shares that we accept for purchase (excluding “odd lots”) to the total number of shares properly tendered (and not properly withdrawn) at or below the purchase price by all stockholders (other than “odd lot” holders).

Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure and conditional tender provisions, Toro does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until at least five business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent or the dealer manager and may be able to obtain this information from their brokers.

      As described in Section 14, the number of shares that Toro will purchase from a stockholder under the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder’s decision whether or not to tender shares.

      We will mail this offer to purchase and the letter of transmittal to record holders of shares and we will furnish this offer to purchase to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Toro’s stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer.

      Toro believes that the tender offer is a prudent use of its financial resources given its business profile, assets and the current market price of the shares, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to its stockholders. The tender offer represents the opportunity for Toro to return cash to stockholders who elect to tender their shares. Where shares are tendered by the registered owner of those shares directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in NYSE transactions.

      Stockholders who do not tender their shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in Toro as a result of a partial tender of shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of Toro and will realize a proportionate increase in their relative equity interest in Toro and thus in Toro’s future earnings and assets, and will bear the attendant risks and rewards associated with owning the equity securities of Toro, including risks resulting from Toro’s purchase of shares. Toro believes the tender offer, if completed, will be accretive to earnings per share. See Section 10.

      After the completion of the tender offer, Toro expects to have sufficient cash flow and access to funding to meet its cash needs for normal operations, anticipated capital expenditures and acquisition opportunities that may arise.

      Neither Toro nor the Toro Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. Toro has not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender and the price or prices at which to tender. Toro has been advised that none of its directors or executive officers intends to tender any shares in the tender offer.

      Assuming that Toro purchases 2,500,000 shares in the tender offer, Toro currently intends to make the following additional share repurchases from time to time on the open market and/or in private transactions:

•	an aggregate of 800,000 shares during the remainder of fiscal 2004; and

•	an aggregate of 200,000 shares during fiscal 2005.

Whether or not we make such repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, whether or not, in Toro’s judgment, such future repurchases would be accretive to earnings per share, Toro’s business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as Toro may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders than the terms of the tender offer. Rule 13e-4 of the Exchange Act prohibits Toro and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration date of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act.

      Toro will retire shares that it acquires pursuant to the tender offer and will return those shares to the status of authorized but unissued stock that will be available for Toro to issue without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the shares may then be listed) for various purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

3.	Procedures for Tendering Shares.

      Proper Tender of Shares. For stockholders to properly tender shares under the tender offer:

•	the depositary must receive, at the depositary’s address set forth on the back cover page of this offer to purchase, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an “agent’s message,” and any other documents required by the letter of transmittal, before the tender offer expires, or

•	the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

      If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

      In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares in the tender offer must properly indicate in the section captioned (1) “Price (in Dollars) Per Share at Which Shares are Being Tendered” on the letter of transmittal the price (in multiples of $.25) at which stockholders are tendering shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the letter of transmittal that the stockholder will accept the purchase price determined by Toro in accordance with the terms of the tender offer.

      If tendering stockholders wish to maximize the chance that Toro will purchase their shares, they should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could result in Toro purchasing the tendered shares at the minimum price of $56.50 per share.

      A stockholder who desires to tender shares at more than one price must complete a separate letter of transmittal for each price at which such stockholder tenders shares, provided that a stockholder may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, stockholders must check one and only one price box in the appropriate section of each letter of transmittal. If you check more than one box or if you fail to check any box at all you will not have validly tendered your shares.

      Odd lot holders who tender all shares must complete the section captioned “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

      We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the depositary.

      Signature Guarantees. Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•	the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the letter of transmittal; or

•	if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the letter of transmittal.

If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

      Toro will make payment for shares tendered and accepted for payment under the tender offer only after the depositary timely receives share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal, or an agent’s message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

      Method of Delivery. The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured.

      Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although participants in the book-entry transfer facility may effect delivery of shares through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either

•	a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date, or

•	the guaranteed delivery procedure described below must be followed.

Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

      The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Toro may enforce the agreement against the participant.

      Toro Employee Benefits Plans. Participants in The Toro Company Investment, Savings and Employee Stock Ownership Plan, The Toro Company Profit-Sharing Plan for Plymouth Union Employees and The Hahn Equipment Co. Savings Plan for Union Employees desiring to direct Putnam Fiduciary Trust Company, the trustee for the plans, to tender any shares held through their accounts under the applicable plan pursuant to the tender offer must instruct the trustee to tender such shares by properly completing, duly executing and returning to the trustee the election forms sent separately to such participants by Toro. The trustee will aggregate all such tenders and execute letters of transmittal on behalf of all plan participants desiring to tender plan shares. Delivery of a letter of transmittal by a participant in one of the plans with respect to any plan shares does not constitute proper tender of such shares. Only the trustee can properly tender any plan shares. The deadline for submitting election forms to the trustee is earlier than the expiration date because of the need to tabulate participant instructions. If a stockholder desires to tender shares owned outside of a plan, as well as plan shares, such stockholder must properly complete and duly execute a letter of transmittal for the shares owned outside the plan and deliver such letter of transmittal directly to the depositary, and follow the special instructions provided by Toro for directing the trustee to tender plan shares. Please direct any questions regarding the tender of plan shares to the trustee in accordance with the procedures described in the separate materials provided to plan participants.

      Dividend Reinvestment Plan. Participants in Toro’s Dividend Reinvestment Plan may tender their shares by following the general instructions for tendering shares described in this Section 3.

      Federal Backup Withholding Tax. Under the federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the depositary, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that stockholder must submit a statement, signed under penalties of perjury, attesting to that individual’s exempt status. Tendering stockholders can obtain such statements from the depositary. See Instruction 12 of the letter of transmittal.

      Any tendering stockholder or other payee who fails to complete fully and sign the Substitute Form W-9 included in the letter of transmittal may be subject to required federal income tax backup withholding of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the tender offer.

      Gross proceeds payable pursuant to the tender offer to a foreign stockholder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not

•	a citizen or resident of the United States,

•	a corporation, partnership or other entity created or organized in or under the laws of the United States,

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and Toro withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed statement claiming such an exemption or reduction. Tendering stockholders can obtain such statements from the depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly executed statement claiming such exemption. Tendering stockholders can obtain such statements from the depositary. See Instruction 12 of the letter of transmittal. We urge foreign stockholders to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

      For a discussion of United States federal income tax consequences to tendering stockholders, see Section 14.

      Guaranteed Delivery. If a stockholder desires to tender shares under the tender offer and the stockholder’s share certificates are not immediately available or the stockholder cannot deliver the share certificates to the depositary before the expiration date, or the stockholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the stockholder may nevertheless tender the shares, provided that the stockholder satisfies all of the following conditions:

•	the stockholder makes the tender by or through an eligible guarantor institution;

•	the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Toro has provided, specifying the price at which the stockholder is tendering shares, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

•	the depositary receives the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, within three NYSE trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

      Return of Unpurchased Shares. The depositary will return certificates for unpurchased shares as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. Toro will determine, in its sole discretion, all questions as to the number of shares that we will accept, the price that we will pay for shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and our determination will be final and binding on all parties. Toro reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which Toro determines may be unlawful. Toro also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and Toro’s interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until the stockholder cures, or Toro waives, all defects or irregularities. None of Toro, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

      Tendering Stockholder’s Representation and Warranty; Toro’s Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to Toro that:

•	the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 of the Exchange Act, and

•	the tender of shares complies with Rule 14e-4.

      It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

•	has a net long position equal to or greater than the amount tendered in

•	the shares, or

•	securities immediately convertible into, or exchangeable or exercisable for, the shares, and

•	will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Toro’s acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and Toro upon the terms and conditions of the tender offer.

      Lost or Destroyed Certificates. Stockholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact Wells Fargo Bank, N.A., the transfer agent for Toro shares, at the address and telephone number set forth on the back cover of this offer to purchase, for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. The stockholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge. We urge stockholders to contact Wells Fargo Bank, N.A. immediately in order to permit timely processing of this documentation.

      Stockholders must deliver share certificates, together with a properly completed and duly executed letter of transmittal, including any signature guarantees, or an agent’s message, and any other required documents to the depositary and not to Toro, the dealer manager or the information agent. Toro, the dealer manager or the information agent will not forward any such documents to the depositary and delivery to Toro, the dealer manager or the information agent will not constitute a proper tender of shares.

4.	Withdrawal Rights.

      Stockholders may withdraw shares tendered under the tender offer at any time prior to the expiration date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, New York City time, on Tuesday, May 11, 2004 unless theretofore accepted for payment as provided in this offer to purchase.

      For a withdrawal to be effective, the depositary must timely receive a written or facsimile transmission notice of withdrawal at the depositary’s address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares that the stockholder wishes to withdraw and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

      If a stockholder has tendered shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedures. Toro will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of Toro, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

      A stockholder may not rescind a withdrawal and Toro will deem any shares that a stockholder properly withdraws not properly tendered for purposes of the tender offer, unless the stockholder properly re-tenders the withdrawn shares before the expiration date by following one of the procedures described in Section 3.

      Participants in The Toro Company Investment, Savings and Employee Stock Ownership Plan, The Toro Company Profit-Sharing Plan for Plymouth Union Employees and The Hahn Equipment Co. Savings Plan for Union Employees who wish to have Putnam Fiduciary Trust Company, the trustee for the plans, withdraw previously tendered shares held in a plan must follow the procedures set forth in the materials provided to such participants.

      If Toro extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares under the tender offer for any reason, then, without prejudice to Toro’s rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on behalf of Toro, and stockholders may not withdraw these shares except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.	Purchase of Shares and Payment of Purchase Price.

      Upon the terms and subject to the conditions of the tender offer, as promptly as practicable following the expiration date, Toro:

•	will determine the purchase price it will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and

•	will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date.

      For purposes of the tender offer, Toro will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered at or below the purchase price and are not properly withdrawn, subject to the “odd lot,” proration and conditional tender provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

      Upon the terms and subject to the conditions of the tender offer, as promptly as practicable after the expiration date, Toro will accept for payment and pay a single per share purchase price not greater than $60.00 nor less than $56.50 per share for 2,500,000 shares, subject to increase or decrease as provided in Section 15, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

      Toro will pay for shares that it purchases under the tender offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Toro and transmitting payment to the tendering stockholders.

      In the event of proration, Toro will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, Toro does not expect to be able to announce the final results of any proration and commence payment for shares purchased until at least five business days after the expiration date. Shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares that Toro does not accept for purchase due to proration or conditional tenders, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at Toro’s expense, as promptly as practicable after the expiration date or termination of the tender offer without expense to the tendering stockholders. Under no circumstances will Toro pay interest on the purchase price regardless of any delay in making the payment. If certain events occur, Toro may not be obligated to purchase shares under the tender offer. See Section 7.

      Toro will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however,

•	payment of the purchase price is to be made to any person other than the registered holder,

•	certificate(s) for shares not tendered or tendered but not purchased are to be returned in the name of and to any person other than the registered holder(s) of such shares, or

•	if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 9 of the letter of transmittal.

      Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the substitute Form W-9 included with the letter of transmittal may be subject to U.S. federal income tax backup withholding on the gross proceeds paid to the stockholder or other payee under the tender offer. See Section 3.

6.	Conditional Tender of Shares.

      Subject to the exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that Toro must purchase a specified minimum number of the stockholder’s shares tendered pursuant to a letter of transmittal if Toro purchases any shares tendered. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the letter of transmittal and indicate the minimum number of shares that Toro must purchase if Toro purchases any shares. We urge each stockholder to consult with his or her own financial or tax advisors.

      After the expiration date, if more than 2,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any stockholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

      After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below 2,500,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer.

      Notwithstanding any other provision of the tender offer, Toro will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after March 17, 2004 and before the payment date, any of the following events shall have occurred (or shall have been reasonably determined by Toro to have occurred) that, in Toro’s reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by Toro), make it inadvisable to proceed with the tender offer or with acceptance for payment:

•	there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly

•	challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or

•	in Toro’s reasonable judgment, could materially and adversely affect the business, condition (financial or other), assets, income, operations or prospects of Toro or any of its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of Toro or any of its subsidiaries or materially impair the contemplated benefits of the tender offer to Toro;

•	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or Toro or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Toro’s reasonable judgment, would or might, directly or indirectly,

•	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer,

•	delay or restrict the ability of Toro, or render Toro unable, to accept for payment or pay for some or all of the shares,

•	materially impair the contemplated benefits of the tender offer to Toro, or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Toro and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Toro or any of its subsidiaries;

•	there shall have occurred

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union,

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor,

•	the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism,

•	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in Toro’s reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States,

•	any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of Toro, have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of Toro and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Toro or any of its subsidiaries,

•	in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof, or

•	any decline in the market price of the shares or the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies or the New York Stock Exchange or the Nasdaq Composite Index by a material amount (including, without limitation, an amount greater than 10%) from the close of business on March 16, 2004;

•	a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination or other similar transaction with or involving Toro or any of its subsidiaries or affiliates, shall have been proposed, announced or made by any person;

•	any of the following shall have occurred

•	any “group” (as that term is used in Section 13(d)(3) of the Exchange Act) shall have been formed that shall own or have acquired or proposed to acquire, or any entity or individual shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares,

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before March 17, 2004 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares, or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Toro or any of its subsidiaries or any of their respective assets or securities;

•	any change or combination of changes shall have occurred or been threatened in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Toro or any of its subsidiaries, taken as a whole, that in Toro’s reasonable judgment is or may reasonably be likely to be material and adverse to Toro or any of its subsidiaries or that otherwise materially impairs in any way the contemplated future conduct of the business of Toro or any of its subsidiaries;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to Toro in its reasonable judgment; or

•	Toro reasonably determines that the completion of the tender offer and the purchase of the shares may

•	cause the shares to be held of record by fewer than 300 persons, or

•	cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

      The foregoing conditions are for the sole benefit of Toro and may be asserted by Toro regardless of the circumstances (including any action or inaction by Toro) giving rise to any of these conditions, and may be waived by Toro, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion. Toro’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by Toro concerning the events described above will be final and binding on all parties.

8.	Price Range of Shares; Dividends; Rights Agreement.

      The shares are listed and traded on the NYSE under the trading symbol “TTC.” The following table sets forth the high and low sales prices for Toro common stock and cash dividends paid for each of the quarterly periods presented. Per share data and sales prices have been adjusted for all periods presented to reflect a two-for-one stock split effective April 1, 2003.

	High	Low	Dividend

Fiscal 2002:
First Quarter	$24.60	$20.96	$0.06
Second Quarter	31.38	24.12	0.06
Third Quarter	30.00	23.15	0.06
Fourth Quarter	32.11	24.35	0.06
Fiscal 2003:
First Quarter	$34.15	$30.36	$0.06
Second Quarter	38.25	30.15	0.06
Third Quarter	43.43	35.50	0.06
Fourth Quarter	50.41	37.78	0.06
Fiscal 2004:
First Quarter	$51.00	$44.45	$0.06
Second Quarter (through March 16, 2004)	$59.48	46.33	—

      We publicly announced the tender offer on March 12, 2004, after the close of trading on the New York Stock Exchange on that date. On March 12, 2004, the reported closing price of the shares on the NYSE was $56.31 per share. On March 16, 2004, the last trading day prior to the printing of the tender offer, the reported closing price of the shares on the NYSE was $58.85. We urge stockholders to obtain current market quotations for the shares.

      The quarterly dividend of $0.06 per share announced on March 12, 2004 will be payable on April 12, 2004. Stockholders will be entitled to receive this dividend payment on all of their shares held of record on March 22, 2004, whether or not the shares are tendered in the tender offer.

      We are currently reviewing our dividend policy with a view towards a possible increase later in our current fiscal year. Any future determination regarding our dividend policy will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, terms of financing arrangements, capital requirements and such other factors as our Board of Directors deems relevant.

Rights Agreement.

      On May 20, 1998, the Board of Directors of Toro declared a dividend of one preferred stock purchase right for each outstanding share of Toro common stock payable to stockholders of record at the close of business on June 14, 1998. The description and terms of the preferred stock purchase rights are set forth in a rights agreement, dated as of May 20, 1998, between Toro and Wells Fargo Bank, N.A., as rights agent. The description set forth below reflects adjustments to the preferred stock purchase rights resulting from Toro’s two-for-one stock split effective April 1, 2003.

      Each preferred stock purchase right entitles the registered holder to purchase from Toro one two-hundredth of a share of series B junior participating voting preferred stock, par value $1.00 per share, of Toro (the “preferred shares”) at a price of $180 per one one-hundredth of a preferred share, subject to adjustment.

      The preferred stock purchase rights are not exercisable until the distribution date (as defined below). Until the distribution date, the preferred stock purchase rights will be evidenced by the certificates representing shares of common stock. Until the distribution date (or earlier redemption or expiration of the preferred stock purchase rights), the preferred stock purchase rights will be transferred with and only with the shares of common stock, and transfer of certificates representing shares of common stock will constitute transfer of the preferred stock purchase rights.

      The preferred stock purchase rights will be exercisable and will be evidenced by separate certificates upon the “distribution date” which shall mean the earlier to occur of:

•	10 days following a public announcement that a person or group of affiliated or associated persons (an “acquiring person”) has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; or

•	10 business days (or such later date as may be determined by action of the Board of Directors of Toro prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock.

In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a preferred stock purchase right, other than preferred stock purchase rights beneficially owned by the acquiring person (which will thereafter be void), will have the right to receive that number of shares of common stock having a market value of two times the exercise price of the preferred stock purchase right. Furthermore, if Toro is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an acquiring person, each holder of a preferred stock purchase right (other than the acquiring person) will have the right to receive that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the preferred stock purchase right.

      Preferred shares purchasable upon exercise of the preferred stock purchase rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 200 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment of $200 per share but will be entitled to an aggregate payment of 200 times the payment made per share of common stock. Each preferred share will have 200 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 200 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

      At any time after any person or group becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of the outstanding shares of common stock, the Board of Directors of Toro may exchange the preferred stock purchase rights (other than rights owned by the acquiring person, which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one two-hundredth of a preferred share per preferred stock purchase right (subject to adjustment).

      At any time prior to the time any person becomes an acquiring person, the Board of Directors of Toro may redeem the preferred stock purchase rights in whole, but not in part, at a price of $.005 per preferred stock purchase right. The redemption of the preferred stock purchase rights may be made effective at such time on such basis with such conditions as the Board of Directors of Toro in its sole discretion may establish. Immediately upon any redemption of the preferred stock purchase rights, the right to exercise the preferred stock purchase rights will terminate and the only right of the holders of preferred stock purchase rights will be to receive the redemption price.

      The preferred stock purchase rights will expire at the close of business on June 14, 2008, unless the final expiration date is extended or unless Toro redeems or exchanges the preferred stock purchase rights on an earlier date. The purchase price payable, and the number of preferred shares or other securities or property issuable, upon exercise of the preferred stock purchase rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. The terms of the preferred stock purchase rights may be amended by the Board of Directors of Toro without the consent of the holders of the preferred stock purchase rights, except that from and after such time as any person or group of affiliated or associated persons becomes an acquiring person no such amendment may adversely affect the interests of the holders of the preferred stock purchase rights.

      The preferred stock purchase rights have, and are intended to have, certain anti-takeover effects. The preferred stock purchase rights will cause substantial dilution to a person or group that attempts to acquire Toro on terms not approved by the Board of Directors of Toro, except pursuant to an offer conditioned on a substantial number of preferred stock purchase rights being acquired. The preferred stock purchase rights should not interfere with any merger or other business combination approved by the Board of Directors of Toro since the preferred stock purchase rights may be redeemed by Toro at the redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the common stock of Toro. To the extent any potential acquirors are deterred by the preferred stock purchase rights, the rights could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of the stockholders of Toro and may have the effect of preserving incumbent management in office.

      The foregoing description of the preferred stock purchase rights is qualified in its entirety by reference to the rights agreement, a copy of which has been filed with the Securities Exchange Commission as an exhibit to Toro’s Current Report on Form 8-K, dated May 27, 1998, and the related certificate of adjustment, a copy of which has been filed with the Securities Exchange Commission as Exhibit 2 to Amendment No. 1 to Toro’s registration statement on Form 8-A/A, dated April 14, 2003. You may obtain copies of the current report and the amended registration statement referred to in the preceding sentence in the manner provided in Section 10.

9.	Source and Amount of Funds.

      Assuming that 2,500,000 shares are purchased in the tender offer at a price between $56.50 and $60.00 per share, the aggregate purchase price will be between approximately $141.3 million and $150.0 million. Toro expects that its related fees and expenses for the tender offer will be approximately $1.0 million. Toro anticipates that it will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, through available borrowings under two separate unsecured bank facilities and one facility secured by Toro’s outstanding accounts receivable. Toro maintains a $175.0 million committed unsecured bank credit line with a syndication of banks led by Bank of America, N.A. This credit line expires in February 2005. In connection with the tender offer, Toro has arranged an additional $50.0 million committed unsecured bank credit line with Bank of America, N.A. that expires in September 2004. Borrowings under the $175.0 million and $50.0 million facilities are required to be repaid by February 2005 and September 2004, respectively. Toro also maintains a $75.0 million committed credit line with Three Pillars Funding Corporation, an affiliate of SunTrust Bank, secured by certain of Toro’s domestic receivables, that expires, and is required to be repaid, in July 2004 but is renewable and extendable for two additional years. Interest expense on these credit lines is determined based on a LIBOR or commercial paper rate plus a basis point spread defined in the credit agreements. The weighted average of interest rates on Toro’s short-term debt outstanding as of October 31, 2003 and 2002 was 2.73% and 4.74%, respectively. The weighted average of interest rates on Toro’s short-term debt outstanding as of March 16, 2004 was 1.34%. The loan agreements governing the lines of credit contain covenants customary for loan agreements of these types, including interest coverage and debt to total capitalization ratios. Toro is in compliance with all covenants related to these lines of credit as of the date hereof. As of March 16, 2004, Toro had outstanding borrowings of $15.0 million and available borrowing capacity of $285.0 million under the three facilities. We intend to repay borrowings made to finance the purchase of shares purchased in the tender offer using cash from Toro’s operations. Toro believes that the borrowings under its facilities will be sufficient to purchase shares tendered in the offer and has no alternative financing plans. The tender offer is not subject to the receipt of financing.

10.	Certain Information Concerning Toro.

      Toro designs, manufactures, and markets professional turf maintenance equipment, turf and agricultural irrigation systems, landscaping equipment, and residential yard products. Our manufactured products are nationally advertised and sold at the retail level under the primary trademarks of Toro®, Toro® Wheel Horse®, Lawn-Boy®, Irritrol® Systems, Exmark®, Toro®, Dingo®, Aqua-TraXX®, Pope®, and Lawn Genie®, most of which are registered in the United States and in the principal foreign countries where we market our products. We emphasize quality and innovation in our customer service, products, manufacturing, and marketing. We strive to provide well-built, dependable products supported by an extensive service network.

      Our executive offices are located at 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196, telephone number (952) 888-8801. Our Internet address is www.toro.com for Toro branded product related information and www.thetorocompany.com for corporate and investor information. The information contained on our web site or connected to our web site is not incorporated by reference into this offer to purchase and should not be considered part of this offer to purchase.

      Selected Historical Financial Information and Selected Pro Forma Financial Information. The following table shows (a) selected historical financial information for the fiscal year ended October 31, 2003 and the fiscal quarter ended January 30, 2004, and (b) selected pro forma financial information for the same periods, giving effect to the tender offer for the purchase of 2,500,000 shares at $58.25 per share, the mid-point of the price range. The pro forma information is based on our historical financial information for the year ended October 31, 2003 and for the quarter ended January 30, 2004 and gives effect to the tender offer as if the tender offer were completed on November 1, 2002 for income statement and balance sheet information. The pro forma information assumes that Toro would have used existing cash balances and debt facilities to finance the stock repurchase and the related impact on interest income and interest expense. The impact on interest income and interest expense reflected in the pro forma financial information was based on the average interest rates available to Toro during the periods presented. The pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the tender offer had been completed at the date indicated or that may be obtained in the future. Per share data for all periods presented reflects a two-for-one stock split effective April 1, 2003.

	Three	Three	Fiscal	Fiscal
	Months Ended	Months Ended	Year Ended	Year Ended
	January 30,	January 30,	October 31,	October 31,
	2004	2004	2003	2003
	(Actual)	(Pro Forma)	(Actual)	(Pro Forma)

	(dollars in thousands, except per share data)
Net sales	$313,573	$313,573	$1,496,588	$1,496,588
Gross profit percentage	35.9%	35.9%	35.8%	35.8%
Earnings from operations	$16,595	$16,595	$129,268	$129,268
Interest Expense	3,882	4,103	16,285	18,776
Net earnings	9,325	9,057	81,620	79,783
Percentage of net sales	3.0%	2.9%	5.5%	5.3%
Basic net earnings per share	$0.37	$0.40	$3.26	$3.55
Diluted net earnings per share	0.36	0.38	3.12	3.37
Return on average stockholders’ equity	2.1%	3.1%	20.3%	31.2%
Total assets	$920,161	$902,236	$927,432	$817,145
Long-term debt, including current portion	175,305	175,305	178,921	178,921
Short-term debt	2,308	132,112	2,138	39,313
Cash and cash equivalents	17,925	0	110,287	0
Stockholders’ equity	433,217	285,488	437,202	289,740
Debt to capitalization ratio	29.1%	51.8%	29.3%	42.8%
Cash dividends per share of common stock	$.06	$.06	$.24	$.24

      Additional Information. Toro is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports, proxy statements and other information relating to its business, financial condition and other matters. Toro is required to disclose in these proxy statements certain information, as of particular dates, concerning the Toro directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of Toro and any material interest of such persons in transactions with Toro. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Toro has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, statements and other information concerning Toro also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important information about us.

SEC Filings (File No. 1-8649)	Period or Date Filed

Annual Report on Form 10-K	Year ended October 31, 2003
Quarterly Report on Form 10-Q	Quarter ended January 30, 2004
Current Reports on Form 8-K	March 12, 2004

      We incorporate by reference the documents listed above and any additional documents that we may file with the Securities and Exchange Commission between the date of this offer to purchase and the expiration of the tender offer. You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: Investor Relations, The Toro Company, 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196, (952) 888-8801. Please be sure to include your complete name and address in the request.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

      As of March 10, 2004, Toro had 24,207,860 issued and outstanding shares of common stock and outstanding options to purchase 2,355,862 shares of common stock. The 2,500,000 shares Toro is offering to purchase under the tender offer represent approximately 10.3% of the shares outstanding as of March 10, 2004 and 9.4% of the shares assuming exercise of all outstanding options.

      As of March 10, 2004, Toro’s directors and executive officers as a group (22 individuals) beneficially owned an aggregate of 2,459,191 shares, representing approximately 10.2% of the outstanding shares. The directors and executive officers of Toro are entitled to participate in the tender offer on the same basis as all other stockholders. However, they have advised Toro that they do not intend to tender any shares in the tender offer. To Toro’s knowledge, none of its affiliates intends to tender any shares in the tender offer.

      The following table shows the amount of Toro shares beneficially owned by the directors and executive officers of Toro as of March 10, 2004. Column three of the table below reflects ownership percentages as of March 10, 2004. Column four of the table below reflects ownership percentages after giving effect to the tender offer, assuming Toro purchases 2,500,000 shares and that no director or executive officer of Toro tenders any shares (as is intended by the directors and executive officers of Toro). Amounts shown below reflect the two-for-one stock split effective April 1, 2003.

				Percent of
				Class After
				Tender Offer
				(assuming Toro
				purchases
	Amount and		Percent of	2,500,000 shares
	Nature of		Class as of	and no director
	Beneficial		March 10,	or executive
Name of Beneficial Owner(1)	Ownership		2004(2)	officer tenders)(2)

Ronald O. Baukol	29,697	(3)(4)	*	*
Robert C. Buhrmaster	26,839	(3)(4)	*	*
Winslow H. Buxton	27,481	(3)(4)(5)	*	*
Janet K. Cooper	30,249	(3)(4)(5)	*	*
Timothy A. Ford	75,380	(3)	*	*
Katherine J. Harless	5,893	(3)(4)	*	*
Michael J. Hoffman	163,034	(3)(4)	*	*
Kendrick B. Melrose	1,108,239	(3)(4)(5)(6)	4.6%	5.1%
Karen M. Meyer	194,452	(3)(4)	*	*
Robert H. Nassau	21,429	(3)(4)	*	*
Dale R. Olseth	44,112	(3)(4)	*	*
Gregg W. Steinhafel	24,525	(3)(4)	*	*
Christopher A. Twomey	24,942	(3)(4)(5)	*	*
Edwin H. Wingate	32,773	(3)(4)(5)	*	*
Stephen P. Wolfe	221,607	(3)(4)(5)	*	*
All directors and executive officers as a group (22)	2,459,191	(3)(4)(5)(6)	10.2%	11.3%

*	Less than 1% of the outstanding shares.

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (i) the power to vote or to direct the voting of such shares or (ii) the power to dispose or direct the disposition of such shares. In addition, beneficial ownership includes shares that such person has the right to acquire within 60 days.

(2)	Common stock units that have not vested are not included for the purpose of calculating Percent of Class amounts.

(3)	Includes shares held of record, shares that may be acquired upon exercise of stock options within 60 days and shares allocated to executive officers under The Toro Company Investment, Savings and Employee Stock Ownership Plan. Stock options exercisable within 60 days for each of the named directors and executive officers are as follows: Mr. Baukol, 16,000 shares, Mr. Buhrmaster, 16,000 shares, Mr. Buxton, 14,000 shares, Ms. Cooper 16,000 shares, Ms. Harless, 3,500 shares, Mr. Nassau, 12,000 shares, Mr. Olseth, 16,000 shares, Mr. Steinhafel, 12,000 shares, Mr. Twomey, 16,000 shares, Mr. Wingate, 16,000 shares, Mr. Melrose, 482,000 shares, Mr. Hoffman, 101,200 shares, Mr. Wolfe, 123,364 shares, Ms. Meyer, 105,600 shares, Mr. Ford, 62,000 shares, and all directors and executive officers as a group, 1,247,049 shares.

(4)	Includes common stock units credited under The Toro Company Deferred Compensation Plan for Non-Employee Directors and vested common stock units credited under The Toro Company Deferred Compensation Plan for Officers (“Officers Deferred Plan”). Units credited for each of the nonemployee directors at March 10, 2004 were as follows: Mr. Baukol, 1,909.838 units, Mr. Buhrmaster, 1,909.838 units, Mr. Buxton 1,028.374, units, Ms. Cooper, 4,554.233 units, Ms. Harless, 1,474.438 units, Mr. Nassau, 7,051.714 units, Mr. Olseth, 7,051.714 units, Mr. Steinhafel, 587.643 units, Mr. Twomey, 1,028.364 units and Mr. Wingate, 7,051.714 units. Units credited for each of the named executive officers at March 10, 2004 were as follows: Mr. Melrose, 271,864.464 units, Mr. Hoffman, 6,167.995 units, Mr. Wolfe, 77,017.987 units, Ms. Meyer, 60,969.928 units, and all directors and executive officers as a group, 557,920 units.

(5)	Includes shares held in trusts for estate planning purposes as follows: 12,453 shares for Mr. Buxton and his spouse, 7,914 shares for Mr. Twomey, 9,721 shares for Mr. Wingate’s Family Trust, 8,205 shares for Mr. Wolfe and 57,470 shares for all directors and executive officers as a group, including spouses. The amount shown for Mr. Melrose includes 916 shares held of record by Mr. Melrose as custodian for minor children under the Minnesota Uniform Transfer to Minors Act.

(6)	Includes restricted stock in the amount of 24,454 shares in connection with the Chief Executive Officer Succession Incentive Agreement, which are subject to forfeiture until vested.

     Based on Toro’s records and information provided to Toro by its directors, executive officers, associates and subsidiaries, neither Toro, nor, to the best of Toro’s knowledge, any directors or executive officers of Toro or any associates or subsidiaries of Toro, has effected any transactions in shares during the 60 day-period before the date hereof, except as set forth below:

	Date of	Nature of
Name	Transaction	Transaction	Amount	Price

Michael E. Anderson	March 15, 2004	Option Exercise	4,000	The per share exercise price was $15.8125
Michael E. Anderson	March 15, 2004	Sale	4,000	The per share value on the date of transfer was $58.60
Kendrick B. Melrose	March 4, 2004	Transfer pursuant to an amendment of a divorce decree	17,900 shares	The per share value on the date of transfer was $56.70
Stephen D. Keating	February 27, 2004	Option Exercise	1,830	The per share exercise price was $32.275
Stephen D. Keating	February 27, 2004	Option Exercise	1,125	The per share exercise price was $48.32
Stephen D. Keating	February 27, 2004	Option Exercise	2,250	The per share exercise price was $23.625
Ram Kumar	February 26, 2004	Option Exercise	2,000	The per share exercise price was $15.8125
Ram Kumar	February 26, 2004	Sale	300	The per share value on the date of transfer was $53.97
Ram Kumar	February 26, 2004	Sale	1,700	The per share value on the date of transfer was $53.85
Kendrick B. Melrose	February 26, 2004	Gift to son	205 shares	The per share value on the date of transfer was $53.80
Kendrick B. Melrose	February 26, 2004	Gift to daughter-in-law	205 shares	The per share value on the date of transfer was $53.80
Paula Graff	February 13, 2004	Option Exercise	1,000 shares	The per share exercise price was $15.8125

	Date of	Nature of
Name	Transaction	Transaction	Amount	Price

Paula Graff	February 13, 2004	Sale	1,000 shares	The per share value on the date of transfer was $51.12
David Tompos	February 13, 2004	Option Exercise	1,700 shares	The per share exercise price was $15.8125
David Tompos	February 13, 2004	Sale	1,700 shares	The per share value on the date of transfer was $51.16
Terry Volkmer	February 12, 2004	Option Exercise	5,000	The per share exercise price was $15.8125
Terry Volkmer	February 12, 2004	Sale	4,000	The per share value on the date of transfer was $50.55
Terry Volkmer	February 12, 2004	Sale	1,000	The per share value on the date of transfer was $50.69
Michael Drazan	January 23, 2004	Indirect sale by son	133 shares	The per share value on the date of transfer was $47.00

      Change in Control Agreements. Each of the chief executive officer and the other four most highly compensated executive officers is a party to a change of control employment agreement adopted in fiscal 1995 and amended in fiscal 1998. The agreements are operative only upon the occurrence of a “change in control,” which includes substantially those events described below. Absent a change in control, the agreements do not require Toro to retain the executives or to pay them any specified level of compensation or benefits.

      Each agreement provides that for three years after a change in control, there will be no adverse change in the executive’s salary, bonus opportunity, benefits or location of employment. If during this three year period the executive’s employment is terminated by Toro other than for cause, or if the executive terminates employment for good reason (as defined in the agreements, and including compensation reductions, demotions, relocation and excess travel), or voluntarily during the 30 day period following the first anniversary of the change in control, the executive is entitled to receive all accrued salary and annual incentive payments through the date of termination and, except in the event of death or disability, a lump sum severance payment (“Lump Sum Payment”) equal to three times the sum of base salary and annual bonus (and certain insurance and other welfare plan benefits). Further, in the event an excise tax is imposed on payments under the agreement, an additional payment (“gross-up”) is required in an amount such that after the payment of all taxes, both income and excise, the executive will be in the same after-tax position as if no excise tax under the Internal Revenue Code had been imposed.

      Generally, and subject to certain exceptions, a change in control is deemed to have occurred if:

•	a majority of Toro’s Board of Directors becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships;

•	another party becomes the beneficial owner of at least 15% of Toro’s outstanding voting stock; or

•	Toro’s stockholders approve a definitive agreement or plan to merge or consolidate Toro with another party (other than certain limited types of mergers), to exchange shares of voting stock of Toro for shares of another corporation pursuant to a statutory exchange, to sell or otherwise dispose of all or substantially all of Toro’s assets, or to liquidate or dissolve Toro.

      If a change in control of Toro had occurred on January 1, 2004 and had resulted in the involuntary termination of the Chief Executive Officer and the other four most highly compensated executive officers of Toro at that time or the termination by such executives for good reason, the Lump Sum Payment to be made to the Chief Executive Officer and the other four most highly compensated executive officers of Toro in the aggregate would have been approximately $9,878,409 (before excise tax). Toro has also established a trust for the benefit of these officers which, in the event of a change of control, must be funded in an amount equal to Toro’s accrued liability related to the agreements.

      Board Compensation Arrangements Involving Toro Securities. Compensation for Toro non-employee directors includes stock components as well as cash. Cash compensation for fiscal 2003 included an annual retainer and meeting fees ($20,000 plus a fee of $1,000 for each meeting of the Board or a committee attended, except that no more than one committee meeting fee is paid for committee meetings held in a single day). The Chair of the Audit Committee receives $3,000 for each meeting attended and $500 for each interim conference call meeting in which the Chair participates and the Chairs of each of the other board committees receive $2,000 for each meeting they attend.

      Non-employee directors also receive an annual grant of shares having a $10,000 market value (valued at the average of the closing prices of the shares during the three months prior to the award) and an annual grant of 2,000 stock options (with an exercise price per share equal to 100% of the fair market value of one share on the date of grant which is the first business day of the fiscal year) pursuant to The Toro Company Directors Stock Plan and The Toro Company 2000 Directors Stock Plan. A director may elect to receive the annual retainer fee and meeting fees in cash or shares, or a combination of both. Stock options granted to non-employee directors generally vest six months after grant and have a five year term. Upon a change of control of Toro, all unvested stock options vest in full.

      A non-employee director may elect to defer receipt of Board compensation under the Deferred Compensation Plan for Non-Employee Directors. Deferred stock compensation is credited as common stock units, which are credited with dividends that are reinvested as additional units.

      Compensation Arrangements Involving Toro Securities. Toro has outstanding options under two stock option plans, The Toro Company 1993 Stock Option Plan (the “1993 Plan”) and The Toro Company 2000 Stock Option Plan (the “2000 Plan”). The 1993 Plan terminated on August 17, 2003. All options granted under the 1993 Plan are fully vested and no further options may be granted under that plan. Three million shares are reserved for issuance under the 2000 Plan; as of March 10, 2004, 588,686 shares remain available for future grants. Under the 2000 Plan, no more than 100,000 stock options may be granted to any individual during any calendar year. Under the 2000 Plan, the Compensation Committee of Toro’s Board (the “committee”) determines the size of awards under the plan. All options granted under the stock option plans have exercise prices that are equal to fair market value at the date of grant, and have a term of up to ten years from the date of grant. Historically, stock options have not been subject to vesting requirements. However, in December 2003, Toro instituted vesting requirements for stock option awards to certain Toro officers. The December 2003 option grants subject to vesting requirements vest over three years in three equal annual installments. Upon a change of control of Toro, all stock options vest in full and remain exercisable at least until the third anniversary of the change of control, unless the original term of an option expires earlier.

      Under Toro’s stockholder-approved Annual Management Incentive Plan II (“Annual Incentive Plan”), executive officers and other key employees are eligible to receive an annual cash bonus based on a percentage of base salary (determined by the executive officer’s position) and Toro’s level of achievement of performance goals and, for most participants, division and individual performance. If performance goals are exceeded, award amounts increase up to a pre-established maximum, but not more than 200% of the target award amount. If goals are not met, awards are reduced or not paid at all. Proposed participants in the Annual Incentive Plan are recommended by management and selected by the committee. The maximum allowable award at target (planned) performance under the Annual Incentive Plan for Mr. Melrose is 75% of his base salary and for the other four most highly compensated executive officers of Toro, 55% of their base salaries. The percentage set for annual performance awards for fiscal 2003 was 70% for Mr. Melrose and 50% for the other four most highly compensated executive officers of Toro. Percentages are based on the executive’s salary grade and job position and not on individual factors. Under the plan, the committee may select officers to receive Stock Retention Awards, which entitle an officer to convert up to 50% of a cash award payout under the plan to shares or deferred common stock units, and to receive one additional share for each two shares acquired in the conversion. Such deferrals are made into The Toro Company Deferred Compensation Plan for Officers.

      Toro key employees may receive long term incentive compensation in the form of performance shares under Toro’s stockholder-approved Performance Share Plan. Two million shares are reserved for issuance under the plan; as of March 10, 2004, 1,398,683 shares remain available for future grants. The committee determines the recipients, size, and terms of these awards. A recipient of a performance share Award may receive shares if Toro achieves pre-established performance goals, generally over a three year period. No more than 100,000 performance shares may be granted to any individual with respect to any such award cycle. A recipient generally forfeits the right to receive any shares pursuant to the award upon a termination of employment prior to the conclusion of the three year period, although a prorated award may be payable under some circumstances relating to a termination due to death, disability, or retirement. All performance shares automatically vest upon a change of control of Toro, unless the committee has provided otherwise in an award agreement.

      Toro maintains The Toro Company Investment, Savings, and Employee Stock Ownership Plan, which is a tax-qualified defined contribution plan pursuant to which eligible Toro employees may, through investment of amounts deducted from payroll, accumulate Toro shares pursuant to a profit-sharing component of the plan and pursuant to an employee stock ownership plan component of the plan. Three million shares are reserved for issuance under this plan; as of March 10, 2004, 329,760.50 shares remain available for future grants. Toro also maintains The Toro Australia Pty. Limited General Employees Stock Plan, under which eligible Australian employees may, through investment of amounts deducted from payroll, invest in shares. Fifty thousand shares are reserved for issuance under this plan; as of March 10, 2004, 47,360 shares remain available for future grants.

      Toro maintains The Toro Company Profit-Sharing Plan for Plymouth Union Employees which covers members of Local 1291 International Union Automobile Aerospace and Agricultural Implement Workers of America at Plymouth, Wisconsin and The Hahn Equipment Co. Savings Plan for Union Employees which covers members of Local 1633 of International Union, United Automobile Aerospace and Agricultural Implement Workers of America at Toro’s Evansville, Indiana plant. Each of these plans is a 401(k) plan with an investment matching feature in the form of shares.

      Chief Executive Officer Succession Incentive Award Agreement. In fiscal 1995, the Toro Board of Directors and Toro’s stockholders approved a special incentive compensation plan for Mr. Melrose, to encourage him to remain with Toro until his 60th birthday, while assuring the timely development and election of his successor as Chief Executive Officer of Toro. On July 31, 1995, Toro issued 34,934 shares of restricted stock and 34,934 performance units to Mr. Melrose under the terms of the agreement. The value of each performance unit is equal to the fair market value of a share. The restricted stock and performance units vest based upon achievement of specified succession planning goals. Dividends are paid with respect to the restricted stock and the shares may be voted. Portions of the restricted stock and performance unit awards may be forfeited if specified goals are not achieved at various dates, ending on October 31, 2005 or termination of employment. For each of the fiscal years ended October 31, 2000 and 1999, 5,240 shares and performance units vested. The agreement entitles Mr. Melrose to require Toro to effect registered public offerings with respect to up to 161,156 shares owned by Mr. Melrose.

      Except as otherwise described herein, neither Toro nor, to the best of Toro’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any securities of Toro, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of Toro, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

      The purchase by Toro of shares under the tender offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of Toro stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. As of March 10, 2004, we had issued and outstanding 24,207,860 shares. The 2,500,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 10.3% of the shares outstanding as of that date. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

      Toro anticipates that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, Toro does not believe that its purchase of shares under the tender offer will cause the remaining outstanding shares of Toro common stock to be delisted from the NYSE.

      The shares are now “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. Toro believes that, following the purchase of shares under the tender offer, the shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

      The shares are registered under the Exchange Act, which requires, among other things, that Toro furnish certain information to its stockholders and the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of the Toro stockholders. Toro believes that its purchase of shares under the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.	Legal Matters; Regulatory Approvals.

      Except as described above, Toro is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by Toro as contemplated by the tender offer. Should any approval or other action be required, Toro presently contemplates that it will seek that approval or other action. Toro is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of Toro under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.	U.S. Federal Income Tax Consequences.

      The following describes the material United States federal income tax consequences relevant to the tender offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

      This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States or persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction). In particular, different rules may apply to shares received through the exercise of employee stock options or otherwise as compensation. This discussion does not address the state, local or foreign tax consequences of participating in the tender offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

      As used herein, a “Holder” means a beneficial holder of shares that is a citizen or resident of the United States, a corporation or a partnership created or organized under the laws of the United States or any State thereof, a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or an estate the income of which is subject to United States federal income taxation regardless of its source.

      Holders of shares who are not United States holders (“foreign stockholders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

      We urge stockholders to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

      Non-Participation in the Tender Offer. Holders of shares who do not participate in the tender offer will not incur any tax liability as a result of the consummation of the tender offer.

      Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. A Holder who participates in the tender offer will, depending on such Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a distribution from us with respect to our stock.

      Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of shares for cash if the exchange

•	results in a “complete termination” of all such Holder’s equity interest in us,

•	results in a “substantially disproportionate” redemption with respect to such Holder, or

•	is “not essentially equivalent to a dividend” with respect to the Holder.

In applying the Section 302 tests, a Holder must take account of shares that such Holder constructively owns under attribution rules, pursuant to which the Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a Holder may, under certain circumstances, waive attribution from family members) and related entities and shares that the Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a Holder if the percentage of the then outstanding shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the shares owned by such Holder immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the Holder’s equity interest in us. An exchange of shares for cash that results in a relatively minor (e.g., approximately 3%) reduction of the proportionate equity interest in us of a Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

      If a Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

      If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such Holder pursuant to the exchange will be treated as a dividend to the extent of the Holder’s allocable portion of our current and accumulated earnings and profits and then as a return of capital to the extent of the Holder’s basis in the shares exchanged and thereafter as capital gain. Provided certain holding period requirements are satisfied, non-corporate Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. Such a dividend will be taxed at a maximum rate of 15% in its entirety, without reduction for the tax basis of the shares exchanged. To the extent that a purchase of a Holder’s shares by us in the tender offer is treated as the receipt by the Holder of a dividend, the Holder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased shares will be added to any shares retained by the Holder, subject, in the case of corporate stockholders, to reduction of basis or possible gain recognition under the “extraordinary dividend” provisions of the Code in an amount equal to the non-taxed portion of the dividend. To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

      We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

      See Section 3 with respect to the application of federal income tax withholding and backup withholding.

      We have included the discussion set forth above for general information only. We urge stockholders to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including the applicability and effect of state, local and foreign tax laws.

15.	Extension of the Tender Offer; Termination; Amendment.

      Toro expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by Toro to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. Toro also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of termination or postponement. Toro’s reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Toro must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Toro further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by Toro to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which Toro may choose to make a public announcement, except as required by applicable law, Toro shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

      If Toro materially changes the terms of the tender offer or the information concerning the tender offer, Toro will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If

•	Toro increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and

•	the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the tender offer will be extended until the expiration of such ten business day period.

16.	Fees and Expenses.

      Toro has retained Banc of America Securities LLC to act as the dealer manager in connection with the tender offer. Banc of America Securities LLC will receive reasonable and customary compensation. Toro also has agreed to indemnify Banc of America Securities LLC against certain liabilities in connection with the tender offer, including liabilities under the U.S. federal securities laws. Banc of America Securities LLC has rendered various investment banking and other services to Toro and its affiliates in the past, and may continue to render these services, for which they have received, and may continue to receive, customary compensation from Toro and its affiliates. In the ordinary course of its trading and brokerage activities, Banc of America Securities LLC and its affiliates may hold positions, for their own accounts or for those of their customers, in securities of Toro.

      Toro has retained Morrow & Co., Inc. to act as information agent and Wells Fargo Bank, N.A. to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by Toro for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

      In connection with the tender offer, Putnam Fiduciary Trust Company, the trustee for each of The Toro Company Investment, Savings and Employee Stock Ownership Plan, The Toro Company Profit-Sharing Plan for Plymouth Union Employees and The Hahn Equipment Co. Savings Plan for Union Employees may contact participants in these plans by mail, telephone, fax, and personal interviews. The trustee for these plans receives reasonable and customary compensation for its services and is reimbursed for certain out-of-pocket expenses pursuant to arrangements with Toro to act as trustee for the plans. Under those arrangements, no separate fee is payable to the trustee in connection with the tender offer.

      No fees or commissions will be payable by Toro to brokers, dealers, commercial banks or trust companies (other than fees to the dealer manager, the information agent and the trustee for Toro’s employee plans, as described above) for soliciting tenders of shares under the tender offer. We urge stockholders holding shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. Toro, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Toro, the dealer manager, the information agent, the depositary or the trustee for Toro’s employee plans for purposes of the tender offer. Toro will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this document and Instruction 9 in the letter of transmittal.

17.	Miscellaneous.

      Toro is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If Toro becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, Toro will make a good faith effort to comply with the applicable law. If, after such good faith effort, Toro cannot comply with the applicable law, Toro will not make the tender offer to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Toro by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

      Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Toro has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Toro.

      Toro has not authorized any person to make any recommendation on behalf of Toro as to whether you should tender or refrain from tendering your shares in the tender offer. Toro has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or in the letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Toro or the dealer manager.

March 17, 2004

      The letter of transmittal and share certificates and any other required documents should be sent or delivered by each stockholder or that stockholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

The depositary for the tender offer is:

Wells Fargo Bank, N.A.

By registered mail:	By hand or overnight courier:
Wells Fargo Bank, N.A. Shareowner Services Corporate Actions Department P.O. Box 64858 St. Paul, Minnesota 55164-0858	Wells Fargo Bank, N.A. Shareowner Services Corporate Actions Department 161 North Concord Exchange South St. Paul, Minnesota 55075

      Please direct any questions or requests for assistance to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Please direct requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery to the information agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. Please contact the depositary to confirm delivery of shares.

The information agent for the tender offer is:

Morrow & Co., Inc.

Morrow & Co., Inc.

Call Collect: (212) 754-8000
Banks and Brokerage Firms Call: (800) 654-2468
Stockholders Please Call: (800) 607-0088

The dealer manager for the tender offer is:

Banc of America Securities LLC

Banc of America Securities LLC
9 West 57th Street
New York, New York 10019
(212) 583-8564 (Call Collect)
(888) 583-8900, extension 8564 (Call Toll Free)